Exhibit 10.19

AGREEMENT EFFECTIVE AS OF THE 31ST DAY OF DECEMBER, 1999

                        RESCISSION AND RELEASE AGREEMENT

BETWEEN:

       NOBLE METAL GROUP INCORPORATED, a British Columbia Corporation having its principal place of business at 801-409 Granville Street, Vancouver, British Columbia, V6C 1T2 (herein "Noble")

AND:

       NAPTAU GOLD CORPORATION, a Delaware Corporation, having its registered offices at 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington, New Castle County, Delaware 19801 (herein "NAPTAU")

                                  WITNESS THAT

WHEREAS

A. Noble and Maritime Transport & Technology Ltd., a New York Corporation, entered into an agreement on the 6th day of June, 1995 providing for the acquisition by Naptau of certain assets of Noble, consisting of placer mining leases in the Cariboo Mining Division of British Columbia in the area of Likely, British Columbia, Canada bearing placer lease numbers 29, 1159, 1850 and 2093 (collectively the "Placer Leases") (the said agreement being hereinafter referred to as the "Exchange Agreement");

B. On the same date, Naptau entered into an agreement with Noble for the operation by Noble of the Placer Leases on behalf of Naptau (the "Operating Agreement");

C. Under the terms of the Exchange Agreement, Noble received as partial consideration for the transfer of assets consisting of the Placer Leases, the delivery of 4 million shares of Naptau, and Naptau was obligated to pay Noble USD$1,000,000 by September 3,1995 for the entering into of the Operating Agreement, and was obligated to pay a further USD$1,000,000 by October 3,1995 for the funding of the 1995 mining operations on the Placer Mining Leases;

D. Naptau paid to Noble a total of USD$45,500 by December 31, 1995 for the operating expenses relating to the 1995 mining operations on the Placer Leases;

E. Naptau was unable to pay the balance of the sums due and owing under the Exchange Agreement and Operating Agreement until such time as the company had been granted approval for its Registration Statement filed with the United States Security and Exchange Commission on August 9,1995, and was also granted a listing on the NASDAQ Small Cap Market as soon as the listing requirements were met;

F. Both Noble and Naptau wished to have fulfilled the obligations of the Exchange Agreement and Operating Agreement as soon as Naptau was in a position to complete;


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G. By an agreement dated September 1, 1995, Naptau was granted an extension of the time for performance of its obligations under the Exchange Agreement and Operating Agreement to December31, 1995 (the "Extension Agreement);

H. By a second extension agreement dated April 30, 1996, Naptau was granted a further extension for performance of its obligations under the Exchange Agreement and Operating Agreement to June 30, 1996 (the "Second Extension Agreement");

I. By a third extension and modification agreement dated July 26, 1996, there was a conversion of USD$1,000,000 debt to 3,241 ounces of raw gold at a deemed price of USD$380 per ounce with a schedule for payments as set out in that agreement with the balance of USD$954,500 owing under the terms of the Exchange Agreement and the Operating Agreement for the deemed expenses of the 1995 mining operations to be paid by June 30,1997 (the "Third Extension Agreement");

J. A further modification and extension agreement was entered into as of December 31st, 1997 (the "Fourth Extension Agreement"). It was a term of that agreement that Noble grant to Naptau a further extension of time until December 31, 1998, in which to pay the balance of USD$954,500 due and owing under the terms of the Exchange Agreement and the Operating Agreement for the deemed expenses of the 1995 mining operations on the Placer Leases. Compounded interest was payable and calculated semi-annually on the above amount at the rate of 10% per annum to June 30, 1997 and at the rate of 12% per annum thereafter. (The principal and interest together referred to as the "Debt")

K. The Placer Leases were on October 14, 1998 combined into a Lease of Placer Minerals along with Placer Lease #1160 for a term of ten years bearing Mineral Tenure #365488 out of the Cariboo Mining Division of British Columbia (the "Mineral Tenure Lease"). The Mineral Tenure Lease is in the joint names of Noble and Dorothy Dennis.

L. Naptau acquired Placer Lease #1160 in an Exchange Agreement with Dorothy Dennis which was entered into on October 12,1995 ("the PL1160 Agreement"). Under the terms of that agreement Naptau was obligated to pay Dorothy Dennis US$200,000 for the acquisition of the said Placer Lease. There have been various extension agreements to the PL1160 Agreement, but Naptau remains obligated to pay Dorothy Dennis the principal amount of US$200,000. With the consent of Dorothy Dennis and in order to enjoy the full benefit of the Mineral Tenure Lease to itself, Noble has agreed that it will assume the obligations of Naptau to pay the said sum of US$200,000 to Dennis.

M. A fifth modification and extension agreement was entered into on March 9,1999 which provided for a further extension of time to Naptau to pay the Debt owing by it to Noble by December 31st, 2001 and which provided for the deemed conversion at U.S.$2.00 per share of 1,000,000 common shares of Naptau presently held by Noble into 8695 ounces of raw gold which was to be paid and delivered in accordance with the schedule therein (the "Fifth Extension Agreement").

N. Naptau with the concurrence of Noble obtained a listing on the NASDAQ Electronic


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Bulletin Board. Since then, the management of Naptau experienced significant changes and as of June 1999 has chosen to concentrate its business activities and future growth in areas relating to e-commerce on the Internet. Naptau has been unsuccessful in raising any funds that could be used to pay any of its debt obligations to Noble.

0. Naptau was unable in 1999 to come up with any funds to pay to Noble for the operating expenses on the placer leases, which combined with poor weather conditions has resulted in no operating activity on the Placer Leases during this year.

P. By a prior agreement between the parties, made in September 1999, Noble agreed to an intercompany transfer of debts owing by Naptau to Dorothy Dennis of the sum of US$51,637.50 as the value of conversion of ounces of raw gold payable to Dorothy Dennis for the various extension agreements to the PL1160 Agreement; and of the sum of US$9,382.86 for loans made by Dorothy Dennis to Naptau. Naptau is obligated to repay these sums to Noble.

Q. Naptau has at the site of the Placer Leases and Placer Mining Claims hard assets including but not limited to an interest in the production plant, pumps, motors and a gold separation table, (all of which assets are collectively referred to as the "Mining Equipment") all of which were purchased by Noble and for which Naptau has yet to repay the same.

R. Neither of the parties has any present confidence in Naptau being in a position to fulfill its contractual obligations to Noble in 2000 and to repay any of the debts owing by Naptau to Noble.

S. There has been a recovery in the international price of gold which makes it desirable for Noble to recover the property rights over the Placer Leases as well as other placer leases in the area staked on behalf of Naptau and known as the Lou I and Lou 2 Placer Mining Claims.

T. Noble does not wish to be in a position of control or deemed control of Naptau through the ownership either directly or indirectly of shares of the latter company.

U. The parties wish to sever their relationship on terms that will allow them to carry on their separate business endeavours without any further recourse of one against the other relating to any of the foregoing recitals.

IT IS NOW AGREED that in consideration of the payment of TEN DOLLARS ($10) by Naptau to Noble, the receipt and sufficiency of which is hereby acknowledged, and the further mutual covenants and agreements following, that:

1. Naptau hereby reconveys to Noble the Placer Leases, as now combined in the Mineral Tenure Lease including all attached rights to benefit from the development and extraction of all minerals, precious stones and nuggets there from and hereby agrees to assign, transfer and deliver to Noble all documents of title relating to the Mineral Tenure Lease.

2. Naptau hereby conveys to Noble all possessory and proprietary rights to the placer


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properties in the Cariboo Mining Division of British Columbia known as the Lou 1 and Lou 2 Placer Mining Claims and agrees to deliver any documents of title that may be necessary to effect this purpose.

3. Naptau agrees that if it is the holder of any other placer leases or has any beneficial interest in any other Placer Mining Claims in the Cariboo Mining Division of British Columbia which may be adjacent to or nearby the Placer Leases, and for which any prior owner does not make any claim to return of the same to their possession within 90 days of entering into this Agreement that it does hereby, for the consideration aforesaid convey those other placer leases and any beneficial interest in any other Placer Mining Claims to Noble and will deliver all documents of title to Noble that may be necessary to effect this purpose.

4. Naptau hereby conveys to Noble all possessory and proprietary rights to the Mining Equipment located at the site of the Placer Leases and Placer Mining Claims in the Cariboo Mining Division of British Columbia and agrees to deliver any documents of title that may be necessary to effect this purpose.

5. Naptau agrees to transfer to Noble all exploration expenditures account balances for Canadian tax purposes relating to the operation by Noble of the Placer Leases since June 6,1995 for which Noble has received no reimbursement by Naptau. In order to give full effect to this transfer Naptau and Noble agree to jointly elect pursuant to subsection 66.7(7) of the Income Tax Act of Canada the transfer of the exploration expenditure account balances using the Revenue Canada prescribed Form (T2010) in the specified time, i.e. 180 days from the companies' fiscal year in which the transfer took place. Naptau further agrees that it will execute any other forms and elections which may be required under the Income Tax Act of Canada for this purpose.

6. Noble hereby cancels all debt obligations due to it from Naptau, including for delivery of raw gold, reimbursement of operating expenses, re-payment for the Mining Equipment, interest charges and payment for the original transfer of the Placer Leases as calculated by the various agreements referred to in the above recitals including reimbursement for the transfer of the debt obligations owing to Dorothy Dennis by Naptau.

7. Noble agrees to assume the liability of Naptau under the PL1160 Agreement to Dorothy Dennis for US$200,000 and agrees to the release by Dorothy Dennis of Naptau from that debt obligation.

8. Noble hereby agrees to divest itself within 60 days of up to 735,000 shares of Naptau either by way of cancellation, donation or transfer of same to third parties.

9. Naptau agrees that with the divestiture of the above shares that in its opinion Noble is not either in fact or in law in any control position with respect to the operations of Naptau or the acts of its Board of Directors and that none of the Directors of Noble is in any way an affiliate of Naptau within the meaning of the U.S. Securities legislation and Regulations. In accord with this acknowledgment, Naptau further agrees to deliver any letters or


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documents necessary to have removed any legend on the transfer of any share certificate of Naptau which may be held by Noble or the Directors of Noble.

10. It is agreed that Noble is entitled to remain the registered shareholder of the balance of its shareholding in Naptau and to do with the same whatever it sees fit.

11. Noble hereby agrees to release and forever discharge Naptau from all claims arising out of or in any way connected with the failure of Naptau to meet the terms and obligations of the prior agreements entered into between the parties and referred to in the recitals.

12. Naptau hereby agrees to release and forever discharge Noble from all claims that the former may have against Noble arising out of any failure on the part of Noble to operate the Placer Leases in accordance with the expectation of the parties and further hereby releases Noble from any other claim that it may have, whether known or unknown including any other business opportunities anticipated, proposed or discussed between the parties.

13. Both parties hereby agree that they may pursue any business opportunity available to them without any recourse of the one against the other as a result of the exclusion of the other party from any such opportunity.

14. This Agreement shall be construed in accordance with the laws of the Province of British Columbia, Canada.

This Agreement may be executed in counterpart and by faxed signature and the parties agree to deliver executed copies of the original document.

IN WITNESS WHEREOF THE PARTIES HERETO, CORPORATE PARTIES HAVING BEEN DULY AUTHORIZED BY THEIR RESPECTIVE BOARDS OF DIRECTORS, HAVE SET THEIR HANDS AND SEALS EFFECTIVE AS OF THE DAY FIRST ABOVE WRITTEN.

NOBLE METAL GROUP INCORPORATED

/S/ Dorothy Dennis                           /S/ William C. Jackson
BY: DOROTHY DENNIS, PRES.                    BY: WILLIAM C. JACKSON, DIRECTOR

/S/ Irvin Olsen
BY: IRVIN OLSEN, DIRECTOR

NAPTAU GOLD CORPORATION

/S/ Edward D. Renyk                          /S/ Lloyd Mear
BY: EDWARD D. RENYK, PRES.                   BY: LLOYD MEAR, DIRECTOR

/S/ Larry Fix
BY: LARRY FIX, DIRECTOR